UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2011

Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of Directors.

    Effective February 4, 2011, Ms. Susan Tomasky became a member of the Board of Directors (the “Board”) of Tesoro Corporation (“the Company”) and concurrently the Board increased the number of directors from nine to ten effective immediately. The Board determined that Ms. Tomasky meets the independence requirements under the rules of the New York Stock Exchange and the Registrant’s independence standards and that there are no transactions between Ms. Tomasky and the Registrant that would require disclosure under Item 404(a) of Regulation S-K.

    Ms. Tomasky will receive a pro-rated portion of the Company’s non-employee director compensation which provides for an annual retainer of $220,000, payable 50% in cash and 50% in phantom stock units (cash denominated units which track the Company’s stock price). In addition, Ms. Tomasky will receive a grant of phantom stock units with a grant date fair value of $90,000, with the number of such phantom stock units determined based on the Company’s closing stock price on February 4, 2011, or 4,329 units. Pursuant to the non-employee director compensation program, phantom stock units received as part of the annual retainer, or as an initial grant upon appointment as director, must be deferred for a minimum of three years before they may be distributed. At the time of this filing Ms. Tomasky is expected to be named to the Audit Committee and one other yet to be determined committee of the Board.  The Press Release announcing Ms. Tomasky’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

                (d)   Exhibits.

99.1	Press Release issued February 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2011

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

99.1	Press Release issued February 10, 2011.